UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2006

Electro-Sensors, Inc.

(Exact name of Registrant as Specified in its Charter)

#0-9587 (Commission File Number)
Minnesota (State or other jurisdiction of incorporation or organization)		41-0943459 (I.R.S. Employer Identification No.)
6111 Blue Circle Drive Minnetonka, MN 55343-9108 (Address of principal executive offices)

(952) 930-0100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b)         On July 26, 2006, Electro-Sensors, Inc. (the “Company”) accepted the resignation of John S. Strom as a director and as a member of each of the Audit Committee, Compensation Committee and Nominating Committee. As a result of Mr. Strom’s resignation, the Company’s Board is composed of two independent directors (as defined by Nasdaq Rule 4200(a)(15)) and two non-independent directors.

On July 27, 2006, the Company provided notice to the Nasdaq that, as a result of Mr. Strom’s resignation as director, the Company was not in compliance with Nasdaq Rule 4350(c)(1) and Rule 4350(d)(2)(A). Rule 4350(c)(1) requires a majority of the Company’s Board be composed of independent directors. Rule 4350(d)(2) requires the Audit Committee be composed of at least three independent directors. As a result of the vacancy created by Mr. Strom’s resignation, independent directors no longer constitute a majority of the Board, and the Audit Committee is not composed of at least three independent directors. Under Rule 4350(c)(1) and Rule 4350(d)(4)(B), respectively, the Company has until the earlier of its next annual shareholders meeting or July 26, 2007 to regain compliance with each such Rule.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)         On July 26, 2006, the Company accepted the resignation of John S. Strom as a director and as a member of each of the Audit Committee, Compensation Committee and Nominating Committee. Mr. Strom resigned for personal reasons.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRO-SENSORS, INC
Date: July 27, 2006	By:	/s/ Bradley D. Slye
Bradley D. Slye President